UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2015

SUNSHINE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-54280	36-4678532
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 East Park Avenue, Tallahassee, Florida		32301
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (850) 219-7200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On August 25, 2015, the Board of Directors of Sunshine Financial, Inc. (the "Company") concluded, in consultation with management and after discussion with Hacker, Johnson & Smith PA., the Company's independent registered accounting firm, that the Company's previously issued condensed consolidated financial statements for the quarters ended March 31, 2015 and June 30, 2015 (the "Restated Periods") should no longer be relied upon because of errors related to the omission of approximately $314,000 of certain data processing charges that resulted in a material misstatement of expenses.  This error will result in a restatement of the Company's condensed financial statements for the Restated Periods.

The cumulative effect for the six months ended June 30, 2015, results in a $275,000 decrease in cash, a $39,000 increase in other liabilities, a $118,000 increase in deferred income taxes, a $314,000 increase in data processing services expense resulting in net earnings of $51,000 for the six months ended June 30, 2015, or $0.05 diluted earnings per share, as compared to the net earnings of $247,000, or $0.24 diluted earnings per share, as previously reported.  Retained earnings will be reduced by $196,000 at June 30, 2015.  Sunshine Savings Bank, the Company's wholly-owned subsidiary, remains well-capitalized at June 30, 2015 for regulatory purposes, based on its restated financial statements.

Our management has concluded that there was a material weakness in internal control over financial reporting, as we did not maintain effective control over the reconciliation process related to our automated clearing house payment and correspondent bank accounts.  Specifically, the members of our management team with the requisite level of accounting knowledge, experience and training commensurate with our financial reporting requirements did not timely reconcile these accounts.  In addition, the Company did not receive the data processing service provider's invoices due to the data processing service provider sending its invoices to an incorrect address, thus further obscuring the problem.

Management has considered the effect of the restatements on the Company's prior conclusions as to the effectiveness of its disclosure controls and procedures and internal control over financial reporting.  Management has concluded that a material weakness in internal controls over financial reporting existed during each of the affected periods and that the Company's disclosure controls and procedures and internal control over financial reporting for such periods were therefore not effective.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.  Management took immediate action to institute a remediation plan to correct the internal control deficiency.  As of August 25, 2015, management believes the internal control deficiency has been remediated.

As soon as practicable, the Company intends to file amendments to its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, to correct the errors referenced above and to reflect the existence of the related material weakness in internal control over financial reporting.

Forward-Looking Statements:  Statements in this report that are not historical facts may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements typically can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "intends", "will", "should",

"anticipates", or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.  Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations.  Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: finalization of the restatements described above, including performance of the requisite procedures by the Company's independent registered public accounting firm; the effects and unanticipated expenses related to the charter conversion of our banking subsidiary from a federal to a state charter; the effects of economic deterioration on current customers; ineffectiveness of the business strategy due to changes in current or future market conditions; increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by Sunshine Financial, Inc. with the Securities and Exchange Commission.  All forward-looking statements included in this report should be considered in the context of these risk factors.  Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE FINANCIAL, INC.

Date:	August 26, 2015	By:	/s/ Scott A. Swain
Scott A. Swain, Senior Vice President and Chief Financial Officer

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